Exhibit (a)(1)-10

                              SMITHTOWN BAY, LLC
                             601 CARLSON PARKWAY
                                  SUITE 200
                         MINNETONKA, MINNESOTA 55305

 SMITHTOWN BAY, LLC ANNOUNCES THE COMPLETION OF ITS TENDER OFFER FOR LIMITED
                 PARTNERSHIP UNITS OF ML MEDIA PARTNERS, L.P.

FOR IMMEDIATE RELEASE

Minnetonka, Minnesota, November 18, 2003. Smithtown Bay, LLC ("Smithtown Bay") today announced that its tender offer (the "Offer") to purchase up to 9,020 Units of Limited Partnership Interest in ML Media Partners, L.P. expired, as scheduled, at 12 midnight, Eastern Time on Monday, November 17, 2003.

Based upon a preliminary count, as of 12 midnight, Eastern Time, on Monday, November 17, 2003, approximately 2,199 Units (or 1.2% of the total number of outstanding Units) were tendered and not withdrawn. Upon payment for these Units in accordance with the related Agreements of Sale, Smithtown Bay, together with its affiliates, will beneficially own approximately 9.3% of the total number of outstanding Units. Payment for Units validly tendered, not withdrawn and accepted for payment is expected to be made as promptly as practicable after ML Media Partners, L.P. processes the transfer of such Units on its books and records.

The Offer was made pursuant to an Offer to Purchase, dated October 16, 2003, as amended on November 3, 2003 and as further amended November 4, 2003, and the related Agreement of Sale and accompanying documents, each of which more fully sets forth the terms of the Offer.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL THE UNITS. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM) HOLDERS OF UNITS IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF SMITHTOWN BAY ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

For further information, contact:

Smithtown Bay, LLC
Investor Relations
(866) 476-7243

21919.0002 #443786